Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RAPT Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	2019 Equity Incentive Plan, Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,375,932 (2)	$8.86 (4)	$12,190,758.00	$147.60 per $1,000,000	$1,800.00

Fees to Be Paid	Equity	2019 Employee Stock Purchase Plan, Common Stock, par value $0.0001 per share	457(c) and 457(h)	240,336 (3)	$7.54 (5)	$1,812,134.00	$147.60 per $1,000,000	$268.00

Fees Previously Paid

	Total Offering Amounts					$14,002,892.00		$2,068.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,068.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, par value $0.0001 per share (the “Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

Consists of 1,375,932 additional shares of Common Stock that were automatically added to the shares reserved for future issuance in the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) on January 1, 2024 pursuant to an “evergreen” provision contained in the 2019 Plan, which provides that the number of shares available under the 2019 Plan will automatically increase on January 1 of each year, through and including January 1, 2029, in an amount equal to the lesser of (i) 4% of the total number of shares of Capital Stock (as defined in the 2019 Plan) outstanding on December 31 of the preceding calendar year or (ii) such smaller number of shares as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1.

(3)

Consists of 240,336 additional shares of Common Stock that were automatically added to the shares reserved for future issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) on January 1, 2024 pursuant to an “evergreen” provision contained in the 2019 ESPP. The 2019 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 ESPP on January 1 of each year, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the least of (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year, (b) 240,336 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Board prior to the first day of any calendar year.

(4)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $8.86 per share, which is the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on March 4, 2024.

(5)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $7.54 per share, which is the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on March 4, 2024, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2019 ESPP.